Exhibit 99.1
HINES GLOBAL REIT II, INC.
SHARE REDEMPTION PROGRAM
APPLICABLE TO
CLASS A SHARES AND CLASS T SHARES
As Adopted by the Board of Directors, effective May 31, 2017

Definitions
Company – Shall mean Hines Global REIT II, Inc. References herein to “we,” “our,” or “us” refer to the Company.
Advisor – Shall mean Hines Global REIT II Advisors LP.
SEC – Shall mean the United States Securities and Exchange Commission.
Securities Act – Shall mean the Securities Act of 1933, as amended.
Sponsor – Shall mean Hines Interests Limited Partnership.
Share Redemption Program Applicable to Class A Shares and Class T Shares
Our shares are currently not listed on a national securities exchange, and we do not know whether they will ever be listed. In order to provide holders of our Class A Shares and Class T Shares with some liquidity, we have adopted this share redemption program. As described below, we cannot guarantee that our share redemption program will be available indefinitely. Stockholders who have purchased shares from us or received their shares through a non-cash transaction, not in the secondary market, may receive the benefit of limited liquidity by presenting for repurchase to us all or a portion of those shares, in accordance with the procedures outlined herein and subject to the limitations and restrictions of the program described below. There is no fee payable to our Advisor, our Sponsor, our board of directors or any other party in connection with the repurchase of shares pursuant to our share redemption program.
After you have held your Class A Shares and/or Class T Shares for a minimum of one year, subject to the limitations of the program and the special pricing applicable to redemptions in connection with the death or disability of a stockholder, shares redeemed under this program will be redeemed at a price equal to the NAV per share applicable to the class of shares being redeemed and most recently disclosed by us in a public filing with the SEC. In the event a stockholder is having all his shares redeemed, we may waive the one-year holding requirement for shares purchased under our distribution reinvestment plan and for shares issued pursuant to stock dividends. In addition, we may waive the one-year holding requirement in the event of a stockholder’s bankruptcy. In the event of the death or disability of the holder, upon request, we will waive the one-year holding requirement. Except as noted below, shares that are redeemed in connection with the death or disability of a stockholder will be redeemed at a price equal to the price paid to acquire such shares from us; provided, that, the redemption price cannot exceed the then-current offering price and, as described below, the redemption price will be reduced as necessary to be equal to then-current offering price for such class of shares being redeemed.
During the period of any public offering, the redemption price will be equal to or less than the price of the shares of such class offered in the relevant offering. If we are engaged in a public offering and the redemption price calculated in accordance with the guidelines set forth above would result in a price that is higher than the then-current public offering price of such class of common shares, including the redemption price for death and disability redemptions, then the redemption price will be reduced and will be equal to the then-current public offering price of such class of common shares being redeemed.
To the extent our board of directors determines that we have sufficient available cash for redemptions as described below, we initially intend to redeem shares on a monthly basis; however, our board of directors may determine from time to time to adjust the timing of redemptions or suspend or otherwise modify our share redemption program upon 30 days’ notice. Subject to the limitations and restrictions on the program and to funds being available, the number of shares redeemed during any consecutive twelve month period will be limited to no more than 5% of the number of outstanding shares of common stock at the beginning of that twelve month period.
Unless our board of directors determines otherwise, the funds available for redemptions in each month will be limited to the funds received from the distribution reinvestment plan in the prior month. Our board of directors has complete discretion to determine whether all of such funds from the prior month’s distribution reinvestment plan can be applied to redemptions in the following month, whether such funds are needed for other purposes or whether additional funds from other sources may be used for redemptions.
If you would like to request redemption of your shares, please contact us to receive required redemption forms and instructions concerning required signatures. Certain broker dealers require that their clients make redemption requests through their broker dealer, so please contact your broker dealer first if you want to request redemption of your shares. Stockholders may request that we redeem all or any portion of their shares as of the close of business on the last calendar day of each full calendar month, or the “Redemption Date.” To have their shares redeemed, stockholders’ redemption requests and required documentation must be received by us in good order by 4:00 p.m. Eastern time on the second to last business day of the applicable month. If a redemption request is received after such time, the redemption order will be executed on the next month’s Redemption Date at the NAV per share applicable to that quarter (subject to the special pricing applicable to redemptions in connection with the death or disability of a stockholder described above), unless such request is withdrawn prior to that Redemption Date. Stockholders will generally have at least 20 business days (from the last business day of the previous month to the second to last business day of the applicable month) during which to decide whether to request redemption of their shares as of the end of the current month. Stockholders may withdraw their redemption requests before they have been processed by notifying a customer service representative available on our toll-free information line at (888) 220-6121 before 4:00 p.m. Eastern time on the second to last business day of the applicable month. Settlements of share redemptions will be made within three business days after the Redemption Date. If you submit a request for redemption and are also a participant in our distribution reinvestment plan, your participation in our distribution reinvestment plan will terminate upon our receipt of your redemption request.

Any new NAV will be disclosed within 45 days after the date as of which it is determined and commencing with the quarter after the first quarter in which we sell a Class I Share in our public offering, NAV calculations will be made on a quarterly basis. The redemption price will be made available for a period of at least 10 business days ending on or before the second to last business day of each month and, as a result, all stockholders will have at least a ten business day period to consider the redemption price before the deadline to submit or withdraw a redemption request (the first day of the ten business day period is the day the redemption price is made available and the tenth business day of the period is the deadline to submit or withdraw a redemption request (the second to last business day of the month)). The NAV per share will be posted on the Company’s website (www.HinesSecurities.com/reits/ hines-global-reit-2) promptly after it has become available and will also be available through our toll-free information line at (888) 220-6121. Under normal circumstances, we expect to fulfill redemption requests, subject to the limitations described above.
We may redeem fewer Class A Shares and Class T Shares than have been requested to be redeemed in any particular month, or none at all, in the discretion of our board of directors, including due to the lack of readily available funds because of market conditions, the need to maintain liquidity for operations or because our board of directors has determined that investing in real property or other illiquid investments is a better use of our capital than redeeming our shares. In the event that we determine to redeem some but not all of the Class A Shares and Class T Shares submitted for redemption during any month for any of the foregoing reasons, shares submitted for redemption during such month will be redeemed on a pro rata basis. The portion of any unfulfilled redemption requests due to any of the limitations described above must be resubmitted after the start of the next month, or upon the recommencement of the redemption program, as applicable. Any determination to redeem fewer shares than have been requested to be redeemed may be made immediately prior to the applicable Redemption Date, and will be disclosed subsequently to prospective investors and stockholders in periodic prospectus supplements and/or reports filed by us, or more frequently as required by applicable securities laws.
Our board of directors may modify or suspend the share redemption program applicable to Class A Shares and Class T Shares at any time upon 30 days’ written notice without stockholder approval if our directors believe such action is in the best interests of our stockholders. For example, if redemption requests, in the business judgment of the board of directors, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on stockholders whose shares are not redeemed, then our board of directors may modify or suspend the share redemption program if it deems such action to be in the best interest of our stockholders. In addition, our board of directors may determine to suspend the share redemption program due to regulatory changes, changes in law or if our board of directors becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are redeemed. Stockholders will be notified of material modifications to or suspensions of the program in a prospectus supplement (or post-effective amendment if required by the Securities Act) or current or periodic report. Any material modifications also will be disclosed on our website.
You will not relinquish your shares until we redeem them. The shares we redeem under our share redemption program will be cancelled and will have the status of authorized but unissued shares. We will not resell such shares to the public unless such sales are first registered with the SEC under the Securities Act and under appropriate state securities laws or are exempt under such laws. We will terminate our share redemption program in the event that our shares ever become listed on a national securities exchange or in the event a secondary market for our common shares develops.
Any NAV per share approved by our board of directors in the future may be higher or lower than the most recently disclosed NAV per share, which would cause the redemption price under our share redemption program to increase or decrease accordingly. The NAV per share is not a representation, warranty or guarantee that (i) a stockholder would be able to realize such per share amount if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to such per share amount upon our liquidation or sale; (iii) shares of our common stock would trade at such per share amount on a national securities exchange; or (iv) a third party would offer such per share amount in an arm’s-length transaction to purchase all or substantially all of our shares of common stock.

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